Exhibit 99.2

Press Release

CONTACT:

Kimball Chapman

Investor Relations

Tel: (813) 313-1840

investorrelations@cott.com

COTT ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION

TORONTO, ON and TAMPA, FL – October 29, 2009 — Cott Corporation (NYSE:COT; TSX:BCB) announced today the commencement of a cash tender offer by its wholly owned subsidiary, Cott Beverages Inc. (“Cott Beverages”), for any and all of its outstanding 8.0% Senior Subordinated Notes due 2011 (the “Notes”). Currently, there is approximately $248.3 million aggregate principal amount of the Notes outstanding. The tender offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Letter of Instructions, each dated as of October 29, 2009. The offer will expire at 11:59 p.m., New York City time, on November 27, 2009, unless extended or earlier terminated (the “Expiration Time”).

Holders who validly tender (and do not validly withdraw) their Notes on or prior to the early participation payment deadline of 5:00 p.m., New York City time, on November 12, 2009 (the “Early Participation Payment Deadline”), and whose Notes are accepted for payment, will receive total consideration equal to $1,005.00 per $1,000 principal amount of the Notes (the “Total Consideration”), plus any accrued and unpaid interest on the Notes up to, but not including, the early settlement date. The Total Consideration includes an early participation payment of $30.00 per $1,000 principal amount of the Notes.

Holders who validly tender (and do not validly withdraw) their Notes after the Early Participation Payment Date, but on or prior to the Expiration Time, and whose Notes are accepted for payment, will receive the tender consideration equal to $975.00 per $1,000 principal amount of the Notes (the “Tender Consideration”), plus any accrued and unpaid interest on the Notes up to, but not including, the final settlement date. Holders of Notes who tender after the Early Participation Payment Deadline will not receive an early participation payment.

Holders who tender Notes on or prior to the Early Participation Payment Deadline may withdraw such Notes at any time on or prior to the Early Participation Payment Deadline.

As part of the tender offer, Cott Beverages is also soliciting consents from the holders of the Notes for certain proposed amendments that would eliminate or modify substantially all restrictive covenants contained in the indenture governing the Notes. Adoption of the proposed amendments with respect to the Notes requires the consent of the holders of at least a majority of the outstanding principal amount of the Notes. Holders who tender their Notes will be deemed to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes in the tender offer. The consent solicitation is being made pursuant to the Offer to Purchase and Consent Solicitation Statement, and a related Letter of Instructions, which more fully set forth the terms and conditions of the consent solicitation.

Press Release

The tender offer and consent solicitation are subject to customary conditions, including, among other things, a financing condition.

Provided that the conditions to the tender offer, including the financing condition that Cott Beverages receives proceeds from its concurrent senior notes offering, have been satisfied or waived, Cott Beverages will pay for Notes purchased in the tender offer, together with accrued interest, on either the early settlement date or the final settlement date, as applicable. Holders of Notes that have been validly tendered and accepted by Cott Beverages by the Early Participation Payment Deadline will receive the Total Consideration and will be paid on the early settlement date, which is expected to be promptly after satisfaction of the financing condition and following the Early Participation Payment Deadline, provided that all other conditions to the offer have been satisfied or waived at such time. Holders of Notes that have been validly tendered and accepted by Cott Beverages after the Early Participation Payment Deadline, but on or prior to the Expiration Time, will receive the Tender Consideration only, and will be paid on the final settlement date, which is expected to be promptly after the date on which the Expiration Time occurs.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The tender offer and consent solicitation are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Instructions. The tender offer and consent solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Cott Beverages, the dealer manager, the solicitation agent, the information agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer or deliver their consent to the proposed amendments.

Cott Beverages has engaged Barclays Capital Inc. to act as dealer manager and solicitation agent for the tender offer and consent solicitation and MacKenzie Partners, Inc. to act as information agent and depositary for the tender offer. Requests for documents may be directed to MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or (212) 929-5500 (collect). Questions regarding the tender offer or consent solicitation may be directed to Barclays Capital at (800) 438-3242 (toll free) or (212) 528-7581 (collect).

Press Release

About Cott Corporation

Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. With over 2,800 employees, Cott Corporation operates bottling facilities in the United States, Canada, the United Kingdom and Mexico. Cott Corporation markets non-alcoholic beverage concentrates in over 50 countries around the world.

Safe Harbor Statements

This news release contains forward-looking statements, including statements regarding the completion of the tender offer, and the Total Consideration or Tender Consideration, as applicable, to be paid to holders of the Notes who tender their Notes prior to the Early Participation Payment Deadline or prior to the Expiration Time, as applicable. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to the risk that the conditions to the offer are not satisfied or waived by the Expiration Time, our ability to pay the Total Consideration or Tender Consideration, as applicable and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Cott Beverages disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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